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                                                                EXHIBIT 10.17

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

                 THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (this "Agreement") is made and entered into this 5th day of October, 1995, by and between FALCONITE, INC., an Illinois corporation whose address is 2525 Wayne Sullivan Drive, Paducah, Kentucky 42003 (the "Borrower"), and CITIZENS BANK & TRUST COMPANY OF PADUCAH, whose address is 333 Broadway, Paducah, Kentucky 42001 (the "Lender").

                              W I T N E S S E T H:

                 WHEREAS, Borrower has requested that Lender provide Borrower with a revolving credit facility and a term loan facility and Lender is willing to provide such facilities to Borrower upon the terms and subject to the conditions hereinafter set forth;

                 NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, Borrower and Lender hereby agree as follows:

                                   ARTICLE I

                              DEFINITION OF TERMS

                 Section 1.01. Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them in this Article I or in the section or recital referred to below:

                 "Account Debtor" shall mean any Person who is and/or may become obligated to Borrower under or on account of any of the Accounts of the Borrower.

      "Accounts" shall have the meaning assigned to such term in the UCC.

                 "Adjusted Net Income" shall mean, with respect to any period, net earnings (after income taxes) of Borrower for such period, determined in accordance with Generally Accepted Accounting Principles, but excluding (i) any gain or loss arising from the sale of capital assets, (ii) any gain arising from any write-up of assets and (iii) any gain arising from the acquisition of any securities of Borrower.

                 "Affiliate" of any Person shall mean any other Person (i) which directly or indirectly (through one or more intermediaries), controls, is controlled by or is under common control with, such Person, (ii) which directly or indirectly (through one or more intermediaries), beneficially owns or holds or has the power to direct the voting power of Five Percent (5%) or more of any class of capital stock (or other equity interests) of such Person, (iii) which directly or indirectly (through one or more intermediaries), has Five Percent (5%) or more of any class of capital stock (or, in the case of a Person that is not a corporation, Five Percent (5%)
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or more of its equity interest) beneficially owned or held by, such Person or
(iv) who is a shareholder, director, officer, employee or agent of such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                 "Agreement" shall have the meaning assigned to such term in the preamble hereof.

                 "Borrower" shall have the meaning assigned to such term in the preamble hereof.

                 "Borrower's Operating Account" shall have the meaning assigned to such term in Section 2.02(a).

                 "Borrowing Base" shall mean, as of any date, the sum of (i) the lesser of (A) Sixty-Five Percent (65%) of the aggregate face amount of Eligible Accounts of Borrower or (B) One Million Two Hundred Thousand Dollars ($1,200,000.00), plus (ii) Eighty Percent (80%) of the aggregate value of all Eligible Inventory of Borrower minus (iii) the then outstanding principal balance of the Term Note. Lender retains the right in its sole discretion to reduce the allowable percentage of the Eligible Accounts and Eligible Inventory (the "Eligible Collateral") to be used in calculating the Borrowing Base based upon (i) the Eligible Collateral changing in character (i.e., type or category) from the Eligible Collateral originally presented to and agreed upon between Borrower and Lender prior to signing this Agreement and/or (ii) the present or projected operating or financial condition of Borrower.

                 "Borrowing Base Certificate" shall have the meaning assigned to such term in Section 8.01(c).

                 "Business Day" shall mean a day on which Lender is open for business in the Commonwealth of Kentucky.

                 "Capital Expenditure" shall mean any expenditure by a Person for an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classifiable in relevant financial statements of such Person as equipment, real property or improvements, fixed assets or a similar type of capitalized asset in accordance with Generally Accepted Accounting Principles.

                 "Capital Lease" shall mean, as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with Generally Accepted Accounting Principles, together with any other





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lease by such lessee which is in substance a financing lease, including, without limitation, any lease under which (i) such lessee has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date such lease is entered into or (ii) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

                 "Commitment Period" shall mean the period beginning on the date hereof and ending on the earlier of (i) the Commitment Termination Date or
(ii) the date on which Lender terminates its Revolving Credit Commitment after the occurrence of an Event of Default.

                 "Commitment Termination Date" shall mean June 30, 1996, or, if such date is not a Business Day, the Business Day next preceding such date.

                 "Consolidated Tangible Net Worth" shall mean, as of any date, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of Borrower and its Subsidiaries prepared as of such date in accordance with Generally Accepted Accounting Principles, minus the aggregate book value of Intangible Assets shown on such balance sheet plus the aggregate principal amount of Subordinated Indebtedness of Borrower shown on such balance sheet.

                 "Continuing Guaranty" shall mean that certain Continuing Guaranty dated the date hereof and executed by the Guarantors in favor of Lender (an unexecuted copy of which is attached hereto as Exhibit F), as the same may from time to time be amended, modified, extended or renewed.

                 "Controlled Group" shall mean (i) the controlled group of corporations as defined in Section 1563 of the Code or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code, of which Borrower is a part or may become a part.

                 "Current Assets" shall mean, as of any date, the current assets which would be reflected on a balance sheet of Borrower prepared as of such date in accordance with Generally Accepted Accounting Principles, and including in any event the net book value of all Inventory of Borrower.





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                 "Current Liabilities" shall mean, as of any date, the current liabilities which would be reflected on a balance sheet of Borrower prepared as of such date in accordance with Generally Accepted Accounting Principles, but excluding the balloon payment on the Term Note which is due on the Maturity Date.

                 "Current Maturities of Debt" shall mean, for any period, the aggregate current portion of all principal payments required, scheduled or anticipated to be made during such period on account of all Debt (other than principal payments on the Revolving Credit Loans and the balloon payment on the Term Note which is due on the Maturity Date) which would be reflected on a balance sheet of Borrower prepared as of any date in accordance with Generally Accepted Accounting Principles.

                 "Debt" of Borrower shall mean, as of the date of determination thereof, the sum of (i) all Indebtedness of Borrower for borrowed money or which has been incurred in connection with the purchase or other acquisition of property or assets, plus (ii) all Capital Lease obligations of Borrower plus
(iii) all Guaranties by Borrower of Debt of others.

                 "Debtor Laws" shall mean all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time to time in effect affecting the rights of creditors generally.

                 "Default" shall mean any of the events specified in Article X, regardless of whether there shall have occurred any passage of time or giving of notice or both that would be necessary in order to constitute such event an Event of Default.

                 "Dividends", in respect of any corporation, shall mean (i) cash distributions or any other distributions on, or in respect of, any class of capital stock of such corporation, except for distributions made solely in shares of stock of the same class and (ii) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such stock, unless such stock shall be redeemed or acquired through the exchange of such stock with stock of the same class.

                 "Dollars" and the sign "$" shall refer to currency of the United States of America.

                 "Eligible Accounts" shall mean, at the time of any determination thereof, each Account as to which the following requirements have been fulfilled to the reasonable satisfaction of Lender:

                 (i) Borrower has lawful and absolute title to such Account;





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                 (ii) such Account arose from a transaction in the ordinary course of business of Borrower;

                 (iii) such Account is a valid, legally enforceable obligation of the Account Debtor for goods or services previously sold, leased, rented or rendered to such Account Debtor;

                 (iv) such Account is evidenced by an invoice rendered to the Account Debtor and such Account is not evidenced by any chattel paper, promissory note or other instrument;

                 (v) such Account does not represent a progress billing. For the purposes of this definition, "progress billing" shall mean any invoice for goods or services sold or services rendered under contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon Borrower's completion of any further performance under the contract or agreement;

                 (vi) such Account is not conditional such as those accounts commonly known as "bill and hold accounts" or accounts of a similar or like arrangement;

                 (vii) such Account did not arise from a transaction whereby it is subject to a "consignment sale", a "sale on approval" or a "sale or return" arrangement;

                 (viii) such Account does not remain unpaid for more than ninety (90) days from the invoice date and such Account is not due and payable more than ninety (90) days from the invoice date;

                 (ix) no Account Debtor in respect to such Account, if it is owing to Borrower on any Accounts that have remain unpaid for more than ninety
(90) from the invoice date, has more than Twenty Percent (20%) of the aggregate dollar value of such Accounts remaining unpaid for more than ninety (90) days from the invoice date;

                 (x) such Account is not subject to any dispute, offset, counterclaim, discount (except for prompt payment discounts that do not exceed Two Percent (2%) of the invoice amount) or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor denying liability under such Account;

                 (xi) Borrower has not extended the time for payment of such Account;

                 (xii) in respect to an Account owing by an Account Debtor located in New Jersey, Minnesota or West Virginia, Borrower has filed all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation, the Minnesota Department of Revenue or the West Virginia Tax Commissioner, as the case may





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be, or Borrower is otherwise exempt from such reporting requirements under the laws of such State(s);

                 (xiii) no Account Debtor in respect of such Account is (A) conducting business in any jurisdiction located outside the United States of America, (B) an Affiliate of Borrower, (C) any Governmental Authority, domestic or foreign or (D) the subject of a proceeding under any Debtor Laws;

                 (xiv) Borrower has the full and unqualified right to assign and grant a security interest in such Account to Lender as security for the Obligations;

                 (xv) such Account is subject to a fully perfected first priority security interest in favor of Lender pursuant to the Security Agreement, prior to the rights of, and enforceable as such against, any other Person;

                 (xvi) such Account is not subject to any Lien in favor of any Person other than the Lien of Lender pursuant to the Security Agreement; and

                 (xvii) Lender has not otherwise advised Borrower that such Account (or Account Debtor) is, in its sole discretion, ineligible.

                 "Eligible Collateral" shall have the meaning assigned to such term in Section 1.01 under the defined term "Borrowing Base".

                 "Eligible Inventory" shall mean, at the time of any determination thereof, each item of Inventory valued (in accordance with Generally Accepted Accounting Principles) at the lower of (i) cost minus accumulated depreciation (determined in accordance with method of depreciation used by Borrower in the preparation of its December 31, 1994, audited financial statements, but in no event shall such depreciation method exceed, unless otherwise approved by Lender in writing, (A) for cranes, the 15-year straight line depreciation method with no salvage value, (B) for boom lifts, scissor lifts, back hoes, forklifts, skid steers and personnel lifts, the 10-year straight line depreciation method with no salvage value, (C) for air compressors, the 7-year straight line depreciation method with no salvage value and (D) for all other types of Inventory, the 7-year straight line depreciation method with no salvage value) or (ii) market, as to which the following requirements have been fulfilled to the reasonable satisfaction of Lender:

                 (i) Borrower has lawful and absolute title to such Inventory;

                 (ii) such Inventory consists of new or used machinery or equipment held for sale, lease or rent by Borrower in the ordinary





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course of its business;

                 (iii) such Inventory is not obsolete. For the purposes of this definition, "obsolete" shall mean Inventory in which Borrower does not intend to sell, lease or rent and/or cannot sell, lease or rent in the ordinary course of business at regularly listed prices;

                 (iv) such Inventory is not more than five (5) years old, except for Inventory classified as "cranes" which shall not be more than seven
(7) years old;

                 (v) such Inventory is not in the process of being refurbished in a manner requiring more than forty (40) hours of service;

                 (vi) such Inventory is not unacceptable to Lender due to type, category and/or quantity;

                 (vii) such Inventory is located at 2525 Wayne Sullivan Drive, Paducah, Kentucky 42003, one of the other offices of Borrower listed on Exhibit A to the Security Agreement or one of the jurisdictions listed on Exhibit B to the Security Agreement or such other addresses and locations approved in writing by Lender;

                 (viii) such Inventory is subject to a fully perfected first priority security interest in favor of Lender pursuant to the Security Agreement, prior to the rights of, and enforceable as such against, any other Person;

                 (ix) such Inventory is not subject to any Lien in favor of any Person other than the Lien of Lender pursuant to the Security Agreement; and

                 (x) Lender has not otherwise advised Borrower that such Inventory is, in its sole discretion, ineligible.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all regulations issued pursuant thereto.

                 "Event of Default" shall have the meaning assigned to such term in Section 10.01.

                 "Floor Balance" shall have the meaning assigned to such term in Section 2.02(a).

                 "FLSA" shall have the meaning assigned to such term in Section 7.21.

                 "Generally Accepted Accounting Principles" shall mean those generally accepted accounting principles and practices which





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are recognized as such by the American Institute of Certified Public
Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of the said Boards) in order to continue as a generally accepted accounting principle or practice may so be changed. In the event of a change in Generally Accepted Accounting Principles, Lender and Borrower will thereafter negotiate in good faith to revise any covenants of this Agreement affected thereby in order to make such covenants consistent with Generally Accepted Accounting Principles then in effect.

                 "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental or regulatory authority having jurisdiction over Borrower or any of its businesses, operations or properties.

                 "Guarantors" shall mean Michael A. Falconite, Joseph A. Falconite and Betty L. Falconite.

                 "Guaranty" of any Person shall mean any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, agreements: (i) to purchase such Indebtedness or any property constituting security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness or (B) to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, (iii) to purchase property, securities or service primarily for the purpose of assuring the holder of such Indebtedness of the ability of the Primary Obligor to make payment of the Indebtedness or (iv) otherwise to assure the holder of the Indebtedness of the Primary Obligor against loss in respect thereof; except that "Guaranty" shall not include the endorsement by Borrower in the ordinary course of business of negotiable instruments or documents for deposit or collection.

                 "Indebtedness" shall mean, with respect to any Person, all indebtedness, obligations and liabilities of such Person, including, without limitation: (i) all "liabilities" which would be reflected on a balance sheet of such Person, prepared in accordance with Generally Accepted Accounting Principles, (ii) all obligations of such Person in respect of any Guaranty,
(iii) all obligations of such Person in respect of any Capital Lease, (iv) all obligations,





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indebtedness and liabilities secured by any Lien or any security interest on any property or assets of such Person and (v) all redeemable preferred stock of such Person valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

                 "Intangible Assets" of any Person shall mean those assets of such Person which are (i) deferred assets, other than prepaid insurance and prepaid taxes, (ii) patents, copyrights, trademarks, tradenames, franchises, goodwill, experimental expenses and other similar assets which would be classified as intangible assets on a balance sheet of such Person, prepared in accordance with Generally Accepted Accounting Principles, (iii) unamortized debt discount and expense, (iv) all amounts due from any Affiliate, (v) assets located, and notes and receivables due from obligors domiciled, outside of the United States of America, (vi) all write-ups in the book value of any asset owned resulting from a revaluation thereof subsequent to the date of this Agreement and (vii) any Investment in any other Person (other than Permitted Investments of the types set forth in clauses (i) through (iv) of the definition of Permitted Investments and such other "cash equivalent" investments as Lender may from time to time approve).

                 "Interest Payment Date" shall mean (i) with respect to each Revolving Credit Loan, (A) the last Business Day of each calendar month commencing on the first of such days to occur after such Loan is made and (B) the Commitment Termination Date and (ii) with respect to the Term Loan, (A) the last day of each calendar month commencing on the first of such days to occur after such Loan is made and (B) the Maturity Date.

                 "Inventory" shall have the meaning assigned to such term in the UCC.

                 "Investment" in any Person shall mean any investment, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guaranty of any Indebtedness of such Person or the subordination of any claim against such Person to other Indebtedness of such Person.

                 "Lender" shall have the meaning assigned to such term in the preamble hereof.

                 "Letter of Credit" and "Letters of Credit" shall have the meanings assigned to such term in Section 4.01(a).

                 "Letter of Credit Application" shall mean an Application and Authorization for Irrevocable Letter of Credit in the form of Exhibit C attached hereto and incorporated herein by reference (or in such other form as Lender may then be using as its standard form for letter of credit applications) executed by Borrower, as account





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party, and delivered to Lender pursuant to Section 4.01(a), as the same may from time to time be amended, modified, extended or renewed.

                 "Letter of Credit Commitment Fee" shall have the meaning assigned to such term in Section 4.01(d).

                 "Letter of Credit Issuance Fee" shall have the meaning assigned to such term in Section 4.01(d).

                 "Letter of Credit Loan" shall have the meaning assigned to such term in Section 4.01(c).

                 "Letter of Credit Request" shall have the meaning assigned to such term in Section 4.01(a).

                 "Lien" shall mean any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

                 "Life Insurance Assignment" shall mean that certain Assignment of Life Insurance Policy as Collateral dated the date hereof and executed by Michael A. Falconite in favor of Lender (an unexecuted copy of which is attached hereto as Exhibit G), as the same may from time to time be amended, modified, extended or renewed.

                 "Loan" shall mean each Revolving Credit Loan, each Letter of Credit Loan and the Term Loan and "Loans" shall mean any or all of the foregoing.

                 "Loan Documents" shall mean this Agreement, the Notes, the Letter of Credit Application(s), the Security Agreement, the Continuing Guaranty, the Life Insurance Assignment and any and all other agreements, documents, instruments and/or certificates executed or delivered pursuant to the terms of this Agreement, all as the same may from time to time be amended, modified, extended or renewed.

                 "Material Adverse Effect" shall mean any (i) material adverse effect whatsoever upon the validity, performance or enforceability of any of the Loan Documents, (ii) material adverse effect on the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower, (iii) material impairment of Borrower's ability to perform any of its obligations under this Agreement, any of the Notes, any of the Letter of Credit Applications, the Security Agreement or any of the other Loan Documents or (iv) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, any of the Notes, any of





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the Letter of Credit Applications, the Security Agreement or any of the other
Loan Documents.

                 "Maturity Date" shall mean June 30, 1996, or, if such date is not a Business Day, the Business Day next preceding such date.

                 "Net Cash Flow" of Borrower shall mean, for any period, the sum of the following: (i) the amount of Adjusted Net Income for such period plus (ii) all non-cash charges (such as deferred taxes, depreciation and amortization of goodwill) which, in determining Adjusted Net Income for such period, were deducted from the gross income of Borrower for such period.

                 "Notes" shall mean the Revolving Credit Note and the Term
Note.

                 "Obligations" shall mean:

                 (i) all present and future indebtedness, obligations and liabilities of Borrower to Lender arising pursuant to this Agreement, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several;

                 (ii) all present and future indebtedness, obligations and liabilities of Borrower to Lender arising pursuant to or represented by the Notes and all interest accruing thereon;

                 (iii) all present and future indebtedness, obligations and liabilities of Borrower evidenced by or arising pursuant to any of the other Loan Documents (including, without limitation, reimbursement obligations with respect to standby letters of credit issued by Lender for the account of Borrower pursuant to any of the Letter of Credit Applications);

                 (iv) all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Lender to collect such indebtedness, liabilities and obligations, to obtain, preserve, perfect and/or enforce the liens and security interests securing payment of such indebtedness, liabilities and obligations and/or to maintain, preserve and collect the property in which Lender has been granted a Lien to secure payment of such indebtedness, liabilities and obligations, or any part thereof, including but not limited to, taxes, assessments, insurance premiums, repairs, rent, storage charges, advertising costs, brokerage fees and expenses of sale; and

                 (v) all amendments, modifications, extensions and renewals of the indebtedness, liabilities and obligations referred to in the foregoing clauses, or any part thereof.





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                 "PBGC" shall mean the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

                 "Permitted Investments" shall mean the following types of Investments (i) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof, provided that such obligations mature within twelve (12) months of the date of acquisition thereof by Borrower, (ii) commercial paper rated in the highest grade by two or more national credit rating agencies and which matures not more than two hundred seventy (270) days from the date of creation thereof, (iii) time deposits with, and certificates of deposit and/or banker's acceptances issued by, Lender or any other bank or trust company organized under the laws of the United States of America or any state thereof having capital surplus and undivided profits aggregating at least $50,000,000.00, (iv) repurchase agreements, which shall be collateralized for at least 102% of face value, issued by Lender or any other bank or trust company organized under the laws of the United States of America or any state thereof having capital surplus and undivided profits aggregating at least $50,000,000.00, (v) Investments existing as of the date hereof as described in Exhibit L attached hereto, and any future retained earnings in respect thereof,
(vi) loans or advances in the usual and ordinary course of business to officers and/or employees of Borrower for business expenses in the aggregate principal amount of up to $50,000.00 at any one time outstanding, (vii) loans to the Joseph A. Falconite and Betty L. Falconite Irrevocable Trust U/T/A dated September 7, 1994, solely to allow such trust to pay insurance premiums on life insurance policies on the life of Joseph A. Falconite and on the life of Betty
L. Falconite and (viii) demand deposits which constitute the normal operating checking accounts of the Borrower.

                 "Permitted Liens" shall mean: (i) Liens (if any) granted to Lender to secure the Obligations, (ii) Liens for taxes, assessments and governmental charges or levies imposed upon a Person or upon such Person's income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided in accordance with Generally Accepted Accounting Principles, (iii) Liens imposed by mandatory provisions of law such as materialmen's, mechanics', warehousemen's and other like Liens arising in the ordinary course of business, securing Indebtedness whose payment is not yet due, (iv) pledges or deposits made to secure payment of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions or social security programs, (v) Liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money or the purchase or other acquisition of property), pledges or deposits to secure public or





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statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or other similar charges, (vi) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, provided that such items do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use, (vii) Liens existing as of the date of this Agreement and described on Exhibit K attached hereto and (viii) purchase money Liens on any property (other than Inventory) hereafter acquired or the assumption of any Lien on property (other than Inventory) existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or a finance lease, provided that (A) any property subject to any such purchase money Lien is acquired by Borrower in the ordinary course of its business and the Lien on any such property is created contemporaneously with any such acquisition, (B) the Indebtedness secured by any purchase money Lien so created, assumed or existing shall not exceed the lesser of cost or fair market value as of the time of acquisition of the property covered thereby by Borrower, (C) each such purchase money Lien shall attach only to the property so acquired and fixed improvements thereon and (D) the total Indebtedness secured by all such purchase money Liens shall not exceed $750,000.00 in the aggregate at any one time outstanding.

                 "Person" shall include an individual, a sole proprietorship, a general or limited partnership, a joint venture, a trust, an unincorporated organization, an association, a corporation, a limited liability company, an institution, a government or any agency or political subdivision thereof, or any other form of legal entity.

                 "Plan" shall mean an employee benefit plan or other plan maintained by Borrower for employees of Borrower and covered by Title IV of ERISA, or subject to the minimum funding standards under Section 412 of the Code.

                 "Primary Obligor" shall have the meaning assigned to such term in Section 1.01 under the defined term "Guaranty".

                 "Prime Rate" shall mean the highest annual rate of interest identified as the "Prime Rate" as published from time to time in the "Money Rates" section (or such other section title or caption) of The Wall Street Journal. In the event that The Wall Street Journal, during the term hereof, shall abolish or abandon the practice of publishing a Prime Rate, or should the same become unascertainable, Lender shall designate a comparable reference rate which shall be deemed to be the Prime Rate for purposes hereof. With respect to the Term Loan, the Letter of Credit Loans and all of the other Obligations of Borrower other than the Revolving

Credit Loans, the Prime Rate shall be subject to adjustment daily (without prior notice to Borrower) based on the Prime Rate on such day and shall fluctuate as and when said Prime Rate shall change. With respect to the Revolving Credit Loans, the Prime Rate shall be subject to adjustment monthly (without prior notice to Borrower) on the first day after the last Business Day of every calendar month based on the Prime Rate on such day.

                 "Process Agent" shall mean Michael A. Falconite, whose address is 2525 Wayne Sullivan Drive, Paducah, Kentucky 42003.

                 "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 207, or any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

                 "Regulation U" shall mean Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation U and having substantially the same function.

                 "Regulation X" shall mean Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation X and having substantially the same function.

                 "Rentals" of any Person shall mean, as of any date, the aggregate amount of the obligations and liabilities (including future obligations and liabilities not yet due and payable) of such Person to make payments under all leases, subleases and similar arrangements for the use of real, personal or mixed property, other than leases which are Capital Leases.

                 "Reportable Event" shall have the meaning assigned to such term in Title IV of ERISA.

                 "Revolving Credit Commitment" shall mean the sum of Seven Million Dollars ($7,000,000.00).

                 "Revolving Credit Loan" and "Revolving Credit Loans" shall have the meaning assigned to such terms in Section 2.01.

                 "Revolving Credit Note" shall have the meaning assigned to such term in Section 2.03.

                 "Security Agreement" shall have the meaning assigned to such term in Section 5.01.

                 "Solvent" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                 "Subordinated Indebtedness" shall mean, as of the date of any determination thereof, the aggregate principal amount of all Indebtedness of Borrower outstanding as of such date which is subordinated in writing (either by its terms or pursuant to a subordination agreement) to the payment and priority of all of the Borrower's Obligations in form and substance satisfactory to Lender.

                 "Subsidiary" shall mean any corporation Fifty Percent (50%) or more of the Voting Shares of which is owned, directly or indirectly, by Borrower.

                 "Tangible Net Worth" shall mean, as of any date, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a balance sheet of Borrower prepared as of such date in accordance with Generally Accepted Accounting Principles, minus the aggregate book value of Intangible Assets shown on such balance sheet plus the aggregate principal amount of Subordinated Indebtedness shown on such balance sheet.

                 "Term Loan" shall have the meaning assigned to such term in
Section 3.01.

                 "Term Loan Commitment" shall mean the sum of Seven Million Dollars ($7,000,000.00).

                 "Term Note" shall have the meaning assigned to such term in
Section 3.02.

                 "Total Outstandings" shall mean, as of any date, the sum of
(i) the aggregate principal amount of all Revolving Credit Loans outstanding as of such date, plus (ii) the aggregate principal amount of all Letter of Credit Loans outstanding as of such date plus (iii) the aggregate undrawn face amount of all Letters of Credit outstanding as of such date.

                 "UCC" shall mean the Uniform Commercial Code in effect in the Commonwealth of Kentucky, as amended, except as the Uniform Commercial Code of other states may govern lien perfection in those states.

                 "Voting Shares" of any corporation shall mean shares of any class or classes (however designated) having ordinary voting power for the election of at least a majority of the members of the Board of Directors (or other governing bodies) of such corporation, other than shares having such power only by reason of the happening of a contingency.

                 Section 1.02.  Other Definitional Provisions.

                 (a) All terms defined in this Agreement shall have such meanings when used in the other Loan Documents, unless the context therein shall otherwise require.

                 (b) Defined terms used herein in the singular shall import the plural and vice-versa.

                 (c) The words "hereof," "herein," "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                 (d) Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with Generally Accepted Accounting Principles as in effect from time to time, applied on a basis consistent (except for changes approved by Lender and by Borrower's independent certified public accountants) with the most recent audited financial statements of Borrower delivered to Lender. Notwithstanding the foregoing, the financial covenants contained in this Agreement (including, without limitation, the financial covenants contained in Sections 9.14(a), 9.14(b), 9.14(c), 9.14(d) and 9.15 of this Agreement but excluding the financial covenant contained in Section 9.14(e) of this Agreement) shall be determined for Borrower only on a stand alone basis and not for Borrower and its Subsidiaries on a consolidated basis. The financial covenant contained in
Section 9.14(e) of this Agreement shall be determined for Borrower and its Subsidiaries on a consolidated basis.

                                   ARTICLE II

                           THE REVOLVING CREDIT LOANS

                 Section 2.01. Lender's Revolving Credit Commitment. Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default under this Agreement has occurred, during the Commitment Period, Lender hereby agrees to loan funds to Borrower as Borrower may from time to time request pursuant to Section 2.02(a) (individually, a "Revolving Credit Loan" and collectively, the "Revolving Credit Loans"). The aggregate principal amount of Revolving Credit Loans which Lender shall be required to have outstanding hereunder at any one time shall not exceed the sum of (a) the lesser of (i) the Lender's Revolving Credit Commitment or (ii) the Borrowing Base, minus (b) the aggregate principal amount of all outstanding Letter of Credit Loans minus (c) the aggregate undrawn face amount of all outstanding Letters of Credit. Within the limits set forth herein, Borrower may borrow, repay and reborrow such sums.

                 If at any time the Borrowing Base as shown on the most recent Borrowing Base Certificate submitted to Lender pursuant to Section 8.01(c) should be less than the Total Outstandings, Borrower shall be automatically required (without demand or notice of any kind by Lender, all of which are hereby expressly waived by Borrower) to immediately either (i) reduce the Total Outstandings to an amount less than or equal to the most recent Borrowing Base or (ii) pledge cash or cash equivalents with Lender as additional collateral for the Total Outstandings in an amount at least equal to the difference between the Total Outstandings and the Borrowing Base.

                 If at any time the Total Outstandings are greater than the amount of the Lender's Revolving Credit Commitment, Borrower shall be automatically required (without demand or notice of any kind by Lender, all of which are hereby expressly waived by Borrower) to immediately reduce the Total Outstandings to an amount less than or equal to the amount of the Lender's Revolving Credit Commitment.

                 Section 2.02.  Manner of Borrowing.

                 (a) Borrowings; Prepayments. Upon fulfillment of all applicable conditions set forth herein and so long as no Default or Event of Default has occurred hereunder, Borrower hereby irrevocably requests and authorizes Lender, without any other request or authorization from Borrower and without any notice to Borrower, to automatically make a Revolving Credit Loan to Borrower at the end of each Business Day on which the collected balance in Borrower's operating account with Lender, identified as Account No. 001-0940-1 ("Borrower's Operating Account"), is below the amount set forth in a cash management agreement executed herewith by and between Borrower and Lender, as the same may from time to time be amended (the "Floor Balance"), by crediting the amount of such Revolving Credit Loan, which shall be in an amount sufficient to bring such collected balance back up to the Floor Balance, to Borrower's Operating Account. In addition, Borrower hereby irrevocably requests and authorizes Lender to automatically apply any collected balance in Borrower's Operating Account with Lender at the end of any Business Day in excess of the Floor Balance to the prepayment of the Revolving Credit Loans.

                 (b) Revolving Credit Loan Irrevocable. Each Revolving Credit Loan made in accordance with Section 2.02(a) shall be irrevocable and binding on Borrower, and Borrower shall indemnify Lender and hold Lender harmless from and against any and all claims, demands, damages, liabilities, costs, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) relating to or arising out of or in connection with making Revolving Credit Loans or repayments hereunder.

                 Section 2.03. Revolving Credit Note. The Revolving Credit Loans made under Section 2.01 hereof by Lender shall be evidenced by a Revolving Credit Note of Borrower dated the date hereof and payable to the order of Lender in a principal amount equal to Lender's Revolving Credit Commitment in the form attached hereto as Exhibit A and incorporated herein by reference (as the same may from time to time be amended, modified, extended or renewed, the "Revolving Credit Note"). Notwithstanding the principal amount of the Revolving Credit Note as stated on the face thereof, the amount of principal actually owing on such Revolving Credit Note at any given time shall be the aggregate principal amount of all Revolving Credit Loans theretofore made by Lender to Borrower hereunder less all payments of principal theretofore actually received hereunder by Lender.

                 Section 2.04. Interest Rates. Each Revolving Credit Loan shall bear interest prior to maturity at a rate per annum equal to the Prime Rate, fluctuating as described in the definition of "Prime Rate". From and after the maturity of the Revolving Credit Note, whether by reason of acceleration or otherwise, the unpaid principal balance of each Revolving Credit Loan shall bear interest payable on demand until paid at a rate per annum equal to Two Percent (2%) over and above the Prime Rate, fluctuating as aforesaid. Interest shall be computed with respect to all Revolving Credit Loans on an actual day, 360-day year basis.

                 Section 2.05. Principal Payments. The unpaid principal amount of the Revolving Credit Note shall be due and payable on the Commitment Termination Date.

                 Section 2.06. Payment of Interest on the Revolving Credit Note. Interest upon the Revolving Credit Note shall be due and payable on each Interest Payment Date. Borrower hereby irrevocably requests and authorizes Lender to automatically debit Borrower's Operating Account on each Interest Payment Date for all interest payments due under the Revolving Credit Note on such Interest Payment Date.

                 Section 2.07. Prepayment. Borrower shall have the right to prepay all at any time or any portion from time to time of the unpaid principal of any Revolving Credit Loan prior to maturity, without penalty or premium.
All prepayments shall be applied solely to the payment of principal.

                 Section 2.08. Manner and Application of Payments. All payments and prepayments of principal of, interest on and fees and other amounts relating to the Revolving Credit Note to or for the account of Lender shall be made by Borrower to Lender before 4:00 p.m. (Central Standard Time), in immediately available funds in Dollars at Lender's principal banking office in Paducah, Kentucky. Any payment or prepayment received by Lender after 4:00 p.m. (Central Standard Time) shall be deemed to have been received by Lender on the next succeeding Business Day. All payments (other than prepayments) made on the Revolving Credit Note shall be allocated among the principal, interest, late fees, collection costs and expenses and other amounts due under the Revolving Credit Note in such order and manner as Lender shall elect.

                 Section 2.09. Revolving Credit Fee. Upon execution hereof, Borrower shall pay to Lender as consideration for the Revolving Credit Commitment to be made in accordance herewith, a revolving credit fee of $5,000.00. Said fee shall not be subject to reduction and shall not be refundable.

                 Section 2.10. Use of Proceeds. The proceeds of each Revolving Credit Loan shall be used for the general corporate purposes of Borrower.

                                  ARTICLE III

                                 THE TERM LOAN

                 Section 3.01. Term Loan Commitment. Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default under this Agreement has occurred, Lender agrees to make Borrower a term loan on or about the date of this Agreement in an amount equal to the Term Loan Commitment (the "Term Loan").

                 Section 3.02.  Term Note.  The Term Loan made under Section
3.01 hereof by Lender shall be evidenced by a Term Loan Promissory Note of Borrower dated the date hereof and payable to the order of Lender in a principal amount equal to Lender's Term Loan Commitment in the form attached hereto as Exhibit B and incorporated herein by reference (as the same may from time to time be amended, modified, extended or renewed, the "Term Note").

                 Section 3.03. Interest Rates. The Term Loan shall bear interest prior to maturity at a rate per annum equal to the Prime Rate, fluctuating as described in the definition of "Prime Rate". From and after the maturity of the Term Note, whether by reason of acceleration or otherwise, the unpaid principal balance of the Term Loan shall bear interest payable on demand until paid at a rate per annum equal to Two Percent (2%) over and above the Prime Rate, fluctuating as aforesaid. Interest shall be computed with respect to the Term Loan on an actual day, 360-day year basis.

                 Section 3.04. Principal Payments. Principal on the Term Note shall be due and payable in nine (9) consecutive monthly installments as follows: eight (8) equal consecutive monthly installments in the amount of One Hundred Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($116,666.67) each, due and payable on the last day of each calendar month commencing October 31, 1995, with the ninth (9th) and final installment in the amount of the then outstanding and unpaid principal balance of the Term Note due and payable on the Maturity Date.

                 Section 3.05. Payment of Interest on the Term Note. Interest upon the Term Note shall be due and payable on each Interest Payment Date.

                 Section 3.06. Prepayment. Borrower shall have the right to prepay all at any time or any portion from time to time of the unpaid principal balance of the Term Note prior to maturity, without penalty or premium, provided that: (i) partial prepayments shall be applied to installments of principal under the Term Note in the inverse order of their stated maturities; and (ii) on each prepayment date, Borrower shall pay to the order of Lender all accrued and unpaid interest on the principal portion of the Term Note being prepaid to and including the date of such prepayment.

                 Section 3.07. Manner and Application of Payments. All payments and prepayments of principal of, interest on and fees and other amounts relating to the Term Note to or for the account of Lender shall be made by Borrower to Lender before 11:00 a.m. (Central Standard Time), in immediately available funds in Dollars at Lender's principal banking office in Paducah, Kentucky. Any payment or prepayment received by Lender after 11:00 a.m. (Central Standard Time) shall be deemed to have been received by Lender on the next succeeding Business Day. Should the principal of or interest on the Term Note become due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day. All payments made on the Term Note shall be allocated among the principal, interest, late fees, collection costs and expenses and other amounts due under the Term Note in such order and manner as Lender shall elect.

                 Section 3.08. Use of Proceeds. The proceeds of the Term Loan shall be used for the general corporate purposes of Borrower.

                                   ARTICLE IV

                               LETTERS OF CREDIT

                 Section 4.01. Letter of Credit Commitment. (a) Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default under this Agreement has occurred, during the Commitment Period, Lender hereby agrees to issue irrevocable standby letters of credit for the account of Borrower (individually, a "Letter of Credit" and collectively, the "Letters of Credit") in an amount and for the term specifically requested by Borrower by notice in writing to Lender in the form of Exhibit D attached hereto and incorporated herein by reference (a "Letter of Credit Request") at least three (3) Business Days prior to the requested issuance thereof; provided, however, that:

                 (i) Borrower shall have executed and delivered to Lender a Letter of Credit Application with respect to such Letter of Credit;

                 (ii) the term of any such Letter of Credit shall not extend beyond the date one (1) year after the date of issuance thereof;

                 (iii) any Letter of Credit may only be utilized to guaranty the payment of obligations of Borrower;

                 (iv) the Total Outstandings shall not at any one time exceed the lesser of (A) the Lender's Revolving Credit Commitment or (B) the Borrowing Base;

                 (v) the sum of (A) the aggregate undrawn face amount of all outstanding Letters of Credit plus (B) the aggregate principal amount of all outstanding Letter of Credit Loans shall not at any one time exceed the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00); and

                 (vi) the text of any such Letter of Credit is provided to Lender no less than three (3) Business Days prior to the requested issuance date, which text must be acceptable to Lender in its sole and absolute discretion.

                 (b) The acceptance or payment of drafts under each Letter of Credit shall be made in accordance with the terms thereof and, in that connection, Lender shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed in good faith by Lender to be genuine. Lender shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing document that may be presented to it other than the duties contemplated by the applicable Letter of Credit Application. If Lender shall have received documents that in its good faith judgment constitute all of the documents that are required to be presented before payment or acceptance of a draft under a Letter of Credit, it shall be entitled to pay or accept such draft provided such documents conform on their face to the requirements of such Letter of Credit.

                 (c) In the event of any payment by Lender of a draft presented or accepted under a Letter of Credit, Borrower agrees to pay to Lender in immediately available funds at the time of such drawing an amount equal to the sum of such drawing plus Lender's customary negotiation, processing and other fees related thereto. Borrower hereby authorizes Lender to charge or cause to be charged Borrower's Operating Account to the extent there are balances of immediately available funds therein, in an amount equal to the sum of such drawing plus Lender's customary negotiation, processing and other fees related thereto, and Borrower agrees to pay the amount of any such drawing (and/or Lender's customary negotiation, processing and other fees related thereto) not so charged prior to the close of business of Lender on the day of such drawing. In the event any payment under a Letter of Credit is made by Lender prior to receipt of payment from Borrower, such payment by Lender shall constitute a loan (a "Letter of Credit Loan") by Lender to Borrower, payable on demand of Lender. Borrower agrees to pay interest on demand of Lender on any unpaid Letter of Credit Loan at a rate per annum equal to Two Percent (2%) over and above the Prime Rate (fluctuating as described in the definition of "Prime Rate") until such Letter of Credit Loan is paid in full, calculated on an actual day, 360-day year basis.

                 (d) Borrower hereby further agrees to pay to the order of Lender with respect to each Letter of Credit:

                 (i) a nonrefundable issuance fee in the amount of One Hundred Dollars ($100.00) (the "Letter of Credit Issuance Fee"), which Letter of Credit Issuance Fee shall be due and payable on the date of issuance of each such Letter of Credit;

                 (ii) a nonrefundable commitment fee in an amount equal to One and One-Half Percent (1-1/2%) per annum (calculated on an actual day, 360-day year basis) of the face amount (taking into account any scheduled increases or decreases therein during the period in question) of such Letter of Credit (the "Letter of Credit Commitment Fee"), which Letter of Credit Commitment Fee shall be due and payable annually in advance on the date of issuance of each such Letter of Credit; and

                 (iii) such other fees as may be charged by Lender from time to time in accordance with Lender's published schedule of fees in effect from time to time, which fees shall be due and payable on demand by Lender.

                 Section 4.02.  Replacement or Collateralization of

Letters of Credit. Notwithstanding any provision contained in this Agreement or any of the Letter of Credit Applications to the contrary: (a) if any of the Letters of Credit remain outstanding on the last day of the Commitment Period, Borrower shall, on or before 11:00 a.m. (Central Standard time) on the last day of the Commitment Period, (i) surrender the originals of the applicable Letter(s) of Credit to Lender for cancellation or (ii) provide Lender with cash collateral (or other collateral acceptable to Lender in its sole and absolute discretion) in an amount at least equal to the aggregate undrawn face amount of all Letter(s) of Credit which remain outstanding at such time and execute and deliver to Lender such agreements as Lender may require to grant Lender a first priority perfected security interest in such cash or other collateral; and (b) upon the occurrence of any Event of Default under this Agreement (including, without limitation, Borrower's failure to comply with the requirements of clause (a) above), at Lender's option and without demand or further notice to Borrower, an amount equal to the aggregate undrawn face amount of all Letter(s) of Credit then outstanding shall be deemed (as between Lender and Borrower) to have been paid or disbursed by Lender (notwithstanding that such amounts may not in fact have been so paid or disbursed by Lender), and a Letter of Credit Loan to Borrower in such amount to have been made and accepted by Borrower, which Letter of Credit Loan shall be immediately due and payable. In lieu of the foregoing, at the election of Lender, Borrower shall, upon Lender's demand, deliver to Lender cash, or other collateral acceptable to Lender in its sole and absolute discretion, having a value, as determined by Lender, at least equal to the aggregate undrawn face amount of all outstanding Letters of Credit. Any such collateral and/or any amounts received by Lender in payment of the Letter of Credit Loan made pursuant to this Section 4.02 shall be held by Lender in a separate account at Lender appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Lender as collateral security for the payment of the Borrower's Obligations. Cash amounts delivered to Lender pursuant to the foregoing requirements of this Section 4.02 shall be invested, at the request and for the account of Borrower, in investments of a type and nature and with a term acceptable to Lender. Such amounts, including in the case of cash amounts invested in the manner set forth above, any investment realized thereon, shall not be used by Lender to pay any amounts drawn or paid under or pursuant to any Letter of Credit, but may be applied to reimburse Lender for drawings or payments under or pursuant to the Letters of Credit which Lender has paid, or if no such reimbursement is required to the payment of such other of Borrower's Obligations as Lender shall determine. Any amounts remaining in any cash collateral account established pursuant to this Section 4.02 after the payment in full of all of the Borrower's Obligations and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of Lender's expenses, if any).

                                   ARTICLE V

                                    SECURITY

                 Section 5.01. Security Agreement. In order to secure the payment when due of the Borrower's Obligations, Borrower shall grant Lender a security interest in the Collateral (as defined in the Security Agreement), which security interest shall be a first and prior interest in all such items except for those Uniform Commercial Code security interests described on Exhibit K attached hereto. Said security interest shall be evidenced by a Security Agreement dated the date hereof and executed by Borrower in favor of Lender in the form attached hereto as Exhibit E and incorporated herein by reference (as the same may from time to time be amended, modified, extended or renewed, the "Security Agreement"). Borrower further covenants and agrees to execute and deliver to Lender any and all financing statements, continuation statements and such other documentation as may from time to time be requested by Lender in order to create, perfect and continue said security interest.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                 Section 6.01. Initial Loan or Letter of Credit. The obligation of Lender to make its initial Loan hereunder or to issue its initial Letter of Credit hereunder is subject to the condition precedent that Lender shall have received the following in form and substance satisfactory to Lender:

                 (a) Notes. The duly executed Revolving Credit Note and the Term Note completed with appropriate insertions.

                 (b) Opinion of Borrower's Counsel. A favorable opinion of Denton & Keuler L.L.P., legal counsel for Borrower and the Guarantors, in the form of Exhibit H attached hereto.

                 (c) Officer's Certificate. A certificate in the form of Exhibit N attached hereto signed by a duly authorized officer of Borrower, stating that (to the best knowledge and belief of such officer, after reasonable and due investigation and review of matters pertinent to the subject matter of such certificate): (i) all of the representations and warranties contained in this Agreement and in the other Loan Documents are true and correct as of the date of the initial Loan or the initial Letter of Credit, as the case may be; (ii) no event has occurred and is continuing, or would result from the Loan or the Letter of Credit, as the case may be, which constitutes a Default or an Event of Default; and (iii) no litigation, investigation or proceeding before or by an arbitrator or Governmental Authority is continuing or threatened against Borrower (A) with respect to this Agreement, any of the

Notes, any of the Letter of Credit Applications, the Security Agreement or any of the other Loan Documents, or any of the transactions contemplated hereby or thereby or (B) which could have a Material Adverse Effect.

                 (d) Resolutions of Borrower. Resolutions of Borrower approving the execution, delivery and performance of this Agreement, the Notes, the Letter of Credit Applications, the Security Agreement, the other Loan Documents and the transactions contemplated herein and therein, duly adopted by Borrower's Board of Directors and accompanied by a certificate of the Secretary or Assistant Secretary of Borrower stating that such resolutions are true and correct, have not been altered or repealed and are in full force and effect.

                 (e) Incumbency Certificate of Borrower. A signed certificate of the Secretary or Assistant Secretary of Borrower which shall certify the names of the officers of Borrower authorized to sign each of the Loan Documents to be executed by such Person and the other documents or certificates to be delivered by such Person pursuant to the Loan Documents, together with the true signatures of each of such officers. Lender may conclusively rely on the certificate of Borrower until Lender shall receive a further certificate of the Secretary or Assistant Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

                 (f) Certificates. A certified copy of the Articles of Incorporation (including any amendments thereto) of Borrower and a certificate of good standing for Borrower issued by the Secretary of State of the State of Illinois, and certificates of qualification and good standing (or other similar instruments) for Borrower issued by the Secretary of State of each of the states wherein Borrower is qualified or required to be qualified to do business as a foreign corporation, each dated within twenty (20) days of the initial Loan.

                 (g) By-Laws. A copy of the By-Laws of Borrower, and all amendments thereto, certified by the Secretary or Assistant Secretary of Borrower, as appropriate, as being true, correct and complete as of the date of such certification.

                 (h) Financial Information. Copies of the financial statements referred to in Section 7.06.

                 (i) Security Agreement. The Security Agreement duly executed by Borrower. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Agreement or under law or requested by Lender to be filed, registered or recorded in order to create, in favor of Lender, a perfected first Lien on the collateral described therein shall have been properly filed, registered or recorded in each jurisdiction or such other place in which the filing, registration or recordation thereof is so required or requested, and Lender shall have received
(i) an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation, (ii) evidence satisfactory to Lender of the payment by Borrower of any necessary fee, tax or expense relating thereto and (iii) evidence satisfactory to Lender of Lender's Lien priority (including, without limitation, evidence of the release of all Liens other than Permitted Liens).

                 (j) Guaranty. The Continuing Guaranty, duly executed by the Guarantors.

                 (k) Litigation. A summary and analysis of all litigation in which Borrower is involved and an opinion of Borrower's counsel, in form and substance acceptable to Lender, to the effect that no litigation in which Borrower is involved could, in the event of an adverse determination, have a Material Adverse Effect.

                 (l) Insurance. Evidence satisfactory to Lender that Borrower has obtained the insurance policies required by this Agreement and the Security Agreement.

                 (m) Borrowing Base Certificate. The initial Borrowing Base Certificate.

                 (n) Payment of Fees, Costs and Expenses. Payment of all fees, costs and expenses specified in this Agreement and the other Loan Documents.

                 (o) Field Audit Report. The results of the field audit of the Collateral (as defined in the Security Agreement) conducted by Lender.

                 (p) Participation Agreements. A participation agreement in form and substance satisfactory to Lender executed by PNC Bank, Kentucky, Inc. whereby PNC Bank, Kentucky, Inc. purchases a Fifty Percent (50%) participation interest in the Term Loan and a participation agreement in form and substance satisfactory to Lender executed by NBD Bank whereby NBD Bank purchases a Fifty Percent (50%) participation interest in the Term Loan.

                 (q) Life Insurance Assignment. The Life Insurance Assignment, duly executed by Michael A. Falconite and duly acknowledged by The Northwestern Mutual Life Insurance Company.

                 (r) Additional Information. Such other information, agreements, documents, instruments and certificates as may reasonably be required by Lender and Lender's counsel.

                 Section 6.02.  All Revolving Credit Loans and Term Loan.

Notwithstanding any provision contained herein to the contrary, Lender shall have no obligation to make any Revolving Credit Loan or the Term Loan hereunder unless:

                 (a) Lender shall have received a current Borrowing Base Certificate;

                 (b) on the date of and immediately after such Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing;

                 (c) no material adverse change in the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower shall have occurred since the date of this Agreement and be continuing;

                 (d) all of the representations and warranties of Borrower contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of the date of such Loan (and for purposes of this Section 6.02(d), the representations and warranties made by Borrower in Section 7.06 shall be deemed to refer to the most recent financial statements of Borrower delivered to Lender pursuant to Section 8.01); and

                 (e) no proceeding or case under the United States Bankruptcy Code or similar law or any other reorganization, receivership or liquidation proceedings shall have been commenced by or against Borrower or any of the Guarantors.

                 Each request for a Loan by Borrower hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Loan as to the facts specified in clauses (b), (c), (d) and (e) of this Section 6.02.

                 Section 6.03. All Letters of Credit. Notwithstanding any provision contained herein to the contrary, Lender shall have no obligation to issue any Letter of Credit hereunder unless:

                 (a) Lender shall have received a current Borrowing Base Certificate;

                 (b) Lender shall have received a Letter of Credit Request for such Letter of Credit as required by Section 4.01(a);

                 (c) Lender shall have received a Letter of Credit Application for such Letter of Credit as required by Section 4.01(a), duly executed by an authorized officer of Borrower as account party;

                 (d) Borrower shall have complied with all of the procedures and requirements set forth in Section 4.01;

                 (e) on the date of and immediately after the issuance of such Letter of Credit, no Default or Event of Default under this Agreement shall have occurred and be continuing;

                 (f) no material adverse change in the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower shall have occurred since the date of this Agreement and be continuing;

                 (g) all of the representations and warranties of Borrower contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the issuance of such Letter of Credit as if made on and as of the date of the issuance of such Letter of Credit (and for purposes of this Section 6.03(g), the representations and warranties made by Borrower in Section 7.06 shall be deemed to refer to the most recent financial statements of Borrower delivered to Lender pursuant to
Section 8.01);

                 (h) no proceeding or case under the United States Bankruptcy Code or similar law or any other reorganization, receivership or liquidation proceedings shall have been commenced by or against Borrower or any of the Guarantors; and

                 (i) Lender shall have received such other documents, certificates and agreements as it may reasonably request.

                 Each request for the issuance of a Letter of Credit by Borrower hereunder shall be deemed to be a representation and warranty by Borrower on the date of the issuance of such Letter of Credit as to the facts specified in clauses (e), (f), (g) and (h) of this Section 6.03.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

                 To induce Lender to make the Revolving Credit Loans and the Term Loan and to issue the Letters of Credit hereunder, Borrower represents and warrants to Lender that:

                 Section 7.01. Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is duly qualified as a foreign corporation and in good standing in all states in which it is doing business or is otherwise required to be qualified, has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein it proposes to transact business in the future.

                 Section 7.02. Authorization and Power. Borrower has the corporate power and requisite authority to execute, deliver and perform the Loan Documents to be executed by Borrower. Borrower is duly authorized to, and has taken all corporate action necessary to, authorize the execution, delivery and performance by Borrower of the Loan Documents executed by Borrower. Borrower is and will continue to be duly authorized to perform the Loan Documents executed by Borrower.

                 Section 7.03. No Conflicts or Consents. Neither the execution and delivery of the Loan Documents, nor the consummation of any of the transactions therein contemplated, nor compliance with the terms and provisions thereof, will contravene or conflict with any provision of law, statute or regulation to which Borrower is subject or any judgment, license, order or permit applicable to Borrower, or any indenture, loan agreement, mortgage, deed of trust, or other agreement, document or instrument to which Borrower is a party or by which Borrower may be bound, or to which Borrower may be subject, or violate any provision of the Articles of Incorporation or By-Laws of Borrower. No consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby.

                 Section 7.04. Enforceable Obligations. The Loan Documents have been duly executed and delivered by Borrower and constitute the legal and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by Debtor Laws.

                 Section 7.05. No Liens. Except for Permitted Liens, all of the properties and assets of Borrower are free and clear of all Liens and other adverse claims of any nature, and Borrower has good and marketable title to all such properties and assets.

                 Section 7.06. Financial Condition. Borrower has delivered to Lender copies of the balance sheet of Borrower as of December 31, 1994, and the related statements of income, changes in stockholders' equity and cash flows for the year ended such date, certified by D. Steven Hawkins, P.S.C., independent certified public accountants; such financial statements are true and correct, fairly represent the financial condition of Borrower as of such date and have been prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with that of prior periods; as of the date hereof, there are no obligations, liabilities or Indebtedness (including contingent and indirect liabilities and obligations) of Borrower which are (separately or in the aggregate) material and are not reflected in such financial statements; no changes having a Material Adverse Effect have occurred since the date of such financial statements.

                 Section 7.07.  Full Disclosure.  There is no material
fact that Borrower has not disclosed to Lender which could have a Material Adverse Effect on the properties, business, prospects or condition (financial or otherwise) of Borrower. Neither the financial statements referenced in
Section 7.06 hereof, nor any certificate or statement delivered herewith or heretofore by Borrower to Lender in connection with negotiations of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to keep the statements contained herein or therein from being misleading.

                 Section 7.08. No Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

                 Section 7.09. Material Agreements. Borrower is not in default under any contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which it is a party or by which any of its properties is bound.

                 Section 7.10. No Litigation. Except as disclosed to Lender pursuant to Section 6.01(k), there are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower threatened, against Borrower that could, if adversely determined, have a Material Adverse Effect. There has been no change since the date of this Agreement in the status of any of the actions, suits, investigations, litigation or proceedings referred to in the litigation disclosed to Lender pursuant to Section 6.01(k) that is materially adverse to Borrower or to any transactions contemplated by any of the Loan Documents.

                 Section 7.11. Burdensome Contracts. Borrower is not a party to, or bound by, any contract which is a burdensome contract having a Material Adverse Effect.

                 Section 7.12. Use of Proceeds; Margin Stock. The proceeds of the Revolving Credit Loans and the Term Loan will be used by Borrower solely for the purposes specified in Sections 2.10 and 3.08. None of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry a "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation U, Regulation X or Regulation G. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause the Notes or any of the other Loan Documents, including this Agreement, to violate Regulation U, Regulation X or Regulation G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 8 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. Borrower owns no "margin stock" except for that described in the financial statements referred to in Section 7.06 hereof and, as of the date hereof, the aggregate value of all "margin stock" owned by Borrower does not exceed 25% of the value of all of the assets of Borrower.

                 Section 7.13. No Financing of Corporate Takeovers. No proceeds of any of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934, including particularly (but without limitation) Sections 13(d) and 14(d) thereof.

                 Section 7.14. Taxes. All tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes (including mortgage recording taxes), assessments, fees and other governmental charges upon Borrower or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon. There is no proposed tax assessment against Borrower and there is no basis for such assessment.

                 Section 7.15. Principal Office, Etc. The principal office, chief executive office and principal place of business of Borrower is located at 2525 Wayne Sullivan Drive, Paducah, Kentucky 42003. Borrower maintains its principal books and records at such address.

                 Section 7.16. ERISA. If applicable, (a) no Reportable Event has occurred and is continuing with respect to any Plan; (b) PBGC has not instituted proceedings to terminate any Plan; (c) neither the Borrower, any member of the Controlled Group, nor any duly-appointed administrator of a Plan
(i) has incurred any liability to PBGC with respect to any Plan other than for premiums not yet due or payable or (ii) has instituted or intends to institute proceedings to terminate any Plan under Sections 4041 or 4041A of ERISA or withdraw from any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA); (d) each Plan of Borrower has been maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and the Code applicable thereto; (e) Borrower and all members of any Controlled Group have complied with all applicable minimum funding requirements of ERISA and the Code with respect to each Plan; (f) no member of any Controlled Group has ever been required to contribute to a Multi-Employee Pension Plan; (g) there are no unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) with respect to any Plan of Borrower or any member of the Controlled Group which pose a risk of causing a lien to be created in the assets of Borrower; and (h) no material prohibited transaction under the Code or ERISA has occurred with respect to any Plan of Borrower or a member of the Controlled Group.

                 Section 7.17. Compliance with Law. Borrower is in compliance with all laws, rules, regulations, orders and decrees which are applicable to Borrower or its properties.

                 Section 7.18. Government Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act (as any of the preceding acts have been amended) or any other law which regulates the incurring by Borrower of Indebtedness, including but not limited to laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

                 Section 7.19. Insider. Borrower is not, and no Person having "control" (as that term is defined in 12 U.S.C. Section(s) 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an "executive officer", "director" or "principal shareholder" (as those terms are defined in 12 U.S.C. Section(s) 375(b) or in regulations promulgated pursuant thereto) of Lender, of a bank holding company of which Lender is a subsidiary, or of any subsidiary of a bank holding company of which Lender is a subsidiary, or of any bank at which Lender maintains a "correspondent account" (as such term is defined in such statute or regulations) or of any bank which maintains a correspondent account with Lender.

                 Section 7.20. Subsidiaries. Borrower does not have any Subsidiaries other than Erzinger Equipment Co., a Missouri corporation.

                 Section 7.21. Fair Labor Standards Act. Borrower has complied with, and will continue to comply with, the provisions of the Fair Labor Standards Act of 1938, 29 U.S.C. Section(s) 200, et seq., as amended from time to time (the "FLSA"), including specifically, but without limitation, 29 U.S.C. Section(s) 215(a). This representation and warranty, and each re-confirmation hereof, shall constitute written assurance from Borrower, given as of the date hereof and as of the date of each re-confirmation, that Borrower has complied with the requirements of the FLSA, in general, and Section 15(a)(1), 29 U.S.C. Section(s) 15(a)(1), thereof, in particular.

                 Section 7.22. Casualties. Neither the business nor the properties of Borrower are affected by any environmental hazard, fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, flood, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), which could have a Material Adverse Effect.

                 Section 7.23. Investment Company Act. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

                 Section 7.24. Sufficiency of Capital. Borrower is, and after consummation of this Agreement and after giving effect to all Indebtedness incurred and Liens created by Borrower in connection herewith will be, Solvent.

                 Section 7.25. Hazardous Substances. All real property owned, leased or operated by Borrower is free from "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section(s) 9601 et seq., as amended, and the regulations promulgated pursuant thereto, and no portion of any such real property is subject to federal, state or local regulation or liability because of the presence of stored, leaked or spilled petroleum products, waste materials or debris, "PCB's" or PCB items (as defined in 40 C.F.R. Section(s) 761.3), underground storage tanks, "asbestos" (as defined in 40 C.F.R. Section(s) 763.63) or the past or present accumulation, spillage or leakage of any such substance.

                 Section 7.26. Security Agreement; Description of Collateral. The Security Agreement contains a description of all of the personal property owned by Borrower sufficient to grant to Lender a perfected security interest therein pursuant to applicable law. Upon the filing by Lender of Uniform Commercial Code financing statements in McCracken County, Kentucky and with the Secretaries of State of the States of Tennessee, Illinois, Missouri, Indiana, Arkansas, Alabama and Mississippi, Lender will have a perfected first priority security interest in all of the "Collateral" (as defined in the Security Agreement) but excluding any portion of the Collateral consisting of "Fixtures" (as defined in the Security Agreement), subject only to Permitted Liens.

                 Section 7.27. Corporate Name. Borrower has not, during the preceding five (5) years, been known as or used any other corporate, fictitious or tradenames except as disclosed on Exhibit M. Except as set forth on Exhibit M, Borrower has not, during the preceding five (5) years, been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

                 Section 7.28. Non-Owned Assets. Borrower does not own or have any right, title or interest in or to any of the assets listed on Exhibit P attached hereto and incorporated herein by reference.

                 Section 7.29. Representations and Warranties. Each Loan made in accordance with Section 2.01(a) and/or Section 3.01 and each Letter of Credit issued in accordance with Section 4.01 shall constitute, without the necessity of specifically containing a written statement, a representation and warranty by Borrower that no Default or Event of Default exists and that all representations and warranties of Borrower contained in this Agreement or in any of the other Loan Documents are true and correct on and as of the date the requested Loan is made or the requested Letter of Credit is issued, as the case may be, as if made on and as of the date such Loan is made or such Letter of Credit is issued.

                 Section 7.30.  Survival of Representations and Warranties.
All representations and warranties by Borrower herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letter of Credit, and any investigation at any time made by or on behalf of Lender shall not diminish Lender's right to rely thereon.

                                  ARTICLE VIII

                             AFFIRMATIVE COVENANTS

                 Borrower covenants and agrees that, so long as (i) Lender has any obligation to make any Loan hereunder or to issue any Letter of Credit hereunder, (ii) any Letter of Credit remains outstanding or (iii) any of Borrower's Obligations remain unpaid:

                 Section 8.01. Financial Statements, Reports and Documents. Borrower shall deliver or cause to be delivered to Lender each of the following:

                 (a) Monthly Statements of Borrower. As soon as available and in any event within thirty (30) days after the end of each monthly fiscal period of each fiscal year of Borrower, copies of the unaudited balance sheet of Borrower as of the end of such monthly fiscal period, and unaudited statements of income, changes in stockholders' equity and cash flows of Borrower for that monthly fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and certified by the chief financial officer or chief executive officer of Borrower as being true and correct and as having been prepared in accordance with Generally Accepted Accounting Principles, subject to year-end audit adjustments;

                 (b) Annual Statements of Borrower. As soon as available and in any event within ninety (90) days after the close of each fiscal year of Borrower, copies of the audited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the close of such fiscal year and the related audited consolidated and consolidating statements of income, changes in stockholders' equity and cash flows of Borrower and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by Borrower) of D. Steven Hawkins,

P.S.C., or of other independent public accountants selected by Borrower and satisfactory to Lender, to the effect that such financial statements have been prepared in accordance with Generally Accepted Accounting Principles consistently maintained and applied (except for changes in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                 (c) Borrowing Base Certificates. As soon as available and in any event within fifteen (15) days after the end of each monthly fiscal period of each fiscal year of Borrower, or more frequently if requested by Lender, a Borrowing Base Certificate, executed by the chief financial officer or chief executive officer of Borrower, dated as of the end of the preceding fiscal month, in the form of Exhibit I attached hereto (the "Borrowing Base Certificate"), setting forth (i) the Borrowing Base and its components as of the end of the immediately preceding month, and (ii) the difference, if any, between the Borrowing Base and the Total Outstandings;

                 (d) Aging Reports; Schedules of Accounts. As soon as available and in any event within fifteen (15) days after the end of each quarterly fiscal period of each fiscal year of Borrower, or more frequently if requested by Lender, a detailed aging report of Borrower's Accounts, in a form and detail acceptable to Lender, which detail shall include, at a minimum, complete addresses and telephone numbers for each of Borrower's Account Debtors;

                 (e) Inventory Reports. As soon as available and in any event within fifteen (15) days after the end of each quarterly fiscal period of each fiscal year of Borrower, or more frequently if requested by Lender, a detailed report of Borrower's Inventory, in a form and detail acceptable to Lender (including, if requested by Lender, information relating to the "Leases" and the "Account Debtors" (as defined in the Security Agreement) and the location of the Inventory);

                 (f) Aging Reports; Schedules of Accounts Payable. As soon as available and in any event within fifteen (15) days after the end of each quarterly fiscal period of each fiscal year of Borrower, or more frequently if requested by Lender, a detailed aging report of Borrower's accounts payable, in a form and detail acceptable to Lender;

                 (g) Audit Reports. Promptly upon receipt thereof, one copy of each written report submitted to Borrower by independent accountants in any annual, quarterly or special audit made, it being understood and agreed that all audit reports which are furnished to Lender pursuant to this Article VIII shall be treated as confidential, but nothing herein contained shall limit or impair Lender's right to disclose such reports to any appropriate Governmental Authority, or to use such information to the extent pertinent to an evaluation of the Obligations, or to enforce compliance with the terms and conditions of this Agreement, or to take any lawful action which Lender deems necessary to protect its interests under this Agreement;

                 (h) Compliance Certificate. Within thirty (30) days after the end of each fiscal month of Borrower hereafter, a certificate in the form of Exhibit O attached hereto executed by the chief financial officer or chief executive officer of Borrower, stating that a review of the activities of Borrower during such fiscal month has been made under his supervision and that Borrower has observed, performed and fulfilled each and every obligation and covenant contained herein and is not in default under any of the same or, if any such default shall have occurred, specifying the nature and status thereof, and setting forth a computation in reasonable detail as of the end of the period covered by such statements, of compliance with Sections 9.14 and 9.15 hereof;

                 (i) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any condition or event which would constitute a Default or an Event of Default under any of the terms or provisions of this Agreement (insofar as any such terms or provisions pertain to accounting matters) and, if any such condition or event then exists, specifying the nature and period of existence thereof;

                 (j) Monthly Statements of Erzinger Equipment Co. As soon as available and in any event within thirty (30) days after the end of each monthly fiscal period of each fiscal year of Erzinger Equipment Co., a Missouri corporation, copies of the unaudited balance sheet of Erzinger Equipment Co. as of the end of such monthly fiscal period, and unaudited statements of income, changes in stockholders' equity and cash flows of Erzinger Equipment Co. for that monthly fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and certified by the chief financial officer or chief executive officer of Erzinger Equipment Co. as being true and correct and as having been prepared in accordance with Generally Accepted Accounting Principles, subject to year-end audit adjustments;

                 (k) Monthly Statements of M&M Properties, Inc. As soon as available and in any event within thirty (30) days after the end of each monthly fiscal period of each fiscal year of M&M Properties, Inc., an Alabama corporation, copies of the unaudited balance sheet of M&M Properties, Inc. as of the end of such monthly fiscal period, and unaudited statements of income, changes in stockholders' equity and cash flows of M&M Properties, Inc. for that monthly fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and certified by the chief financial officer or chief executive officer of M&M Properties, Inc. as being true and correct and as having been prepared in accordance with Generally Accepted Accounting Principles, subject to year-end audit adjustments;

                 (l) Annual Statements of M&M Properties, Inc. As soon as available and in any event within ninety (90) days after the close of each fiscal year of M&M Properties, Inc., copies of the audited balance sheet of M&M Properties, Inc. as of the close of such fiscal year and the related audited statements of income, changes in stockholders' equity and cash flows of M&M Properties, Inc. for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by M&M Properties, Inc.) of Beason, Cutter & Nalley, P.C., or of other independent public accountants selected by M&M Properties, Inc. and satisfactory to Lender, to the effect that such financial statements have been prepared in accordance with Generally Accepted Accounting Principles consistently maintained and applied (except for changes in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and

                 (m) Other Information. Such other information concerning the business, properties or financial condition of Borrower, any Subsidiary of Borrower or M&M Properties, Inc. as Lender shall from time to time reasonably request.

                 Section 8.02. Compliance with Loan Documents. Borrower shall timely comply with any and all covenants and provisions of the Loan Documents executed by Borrower.

                 Section 8.03. Payment of Taxes and Other Indebtedness. Borrower shall pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, before delinquent, (ii) all lawful claims (including claims for labor, materials and supplies), which, if unpaid, might give rise to a Lien upon any of its property and (iii) all of its other Indebtedness, except as prohibited hereunder; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge or levy if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate accruals and cash reserves therefor have been established in accordance with Generally Accepted Accounting Principles.

                 Section 8.04. Maintenance of Existence and Rights; Conduct of Business. Borrower shall preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly and efficient manner consistent with good business practices and in accordance with all applicable regulations and orders of any Governmental Authority.

                 Section 8.05. Compliance with Material Agreements. Borrower shall comply with all material agreements, indentures, mortgages or documents binding on it or affecting its properties or business.

                 Section 8.06. Operations and Properties. Borrower shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business and investments. Borrower shall keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business. Borrower shall maintain all real property which it owns, leases, occupies or controls free from hazardous substances. Borrower shall indemnify Lender and hold Lender harmless from and against any loss, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) relating to or arising out of or in connection with any pollution, hazardous substances or contamination of any property owned, leased, occupied or controlled by Borrower.

                 Section 8.07. Compliance with Law. Borrower shall comply with all applicable laws, rules, regulations and all orders of any Governmental Authority applicable to it or any of its property, business operations or transactions, a breach of which could have a Material Adverse Effect.

                 Section 8.08. Insurance. Borrower shall maintain worker's compensation insurance, liability insurance and insurance on its properties, assets and business, now owned or hereafter acquired, against such casualties, risks and contingencies, and in such types and amounts, as are consistent with customary practices and standards of companies engaged in similar businesses.

                 Section 8.09. Authorizations and Approvals. Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents.

                 Section 8.10. ERISA Compliance. Borrower shall (i) at all times, make prompt payment of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans, (ii) within thirty (30) days after the filing thereof, furnish to Lender copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Plans for each Plan year, (iii) notify Lender immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by Lender, as to the reason therefor and the action, if any, proposed to be taken with respect thereto and (iv) furnish to Lender, upon its request, such additional information concerning any of its Plans as may be reasonably requested.

                 Section 8.11. Notice of Default. Borrower shall furnish to Lender, immediately upon becoming aware of the existence of any condition or event which constitutes a Default or would become a Default or an Event of Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

                 Section 8.12. Other Notices. Borrower shall promptly notify Lender of (i) any material adverse change in its financial condition or its business, (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any Indebtedness owing by Borrower,
(iii) any material adverse claim against or affecting Borrower or any of its properties and (iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting Borrower.

                 Section 8.13. Books and Records; Access. Borrower shall give any representative of Lender access during all business hours to, and permit such representative to, examine, copy or make excerpts from, any and all books, records and documents in the possession of Borrower and relating to its affairs, and to inspect any of the properties of Borrower. Borrower shall maintain complete and accurate books and records of its transactions in accordance with good accounting practices.

                 Section 8.14. Further Assurances. Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take any and all such other action, as Lender may, from time to time, deem reasonably necessary or proper in connection with any of the Loan Documents, the obligations of Borrower thereunder, or for better assuring and confirming unto Lender all or any part of the security for any of such obligations, or for granting to Lender any security for the Obligations which Lender may request from time to time.

                 Section 8.15. Operating Account. Borrower shall, at all times, maintain Borrower's Operating Account with Lender.

                 Section 8.16. Indemnity by Borrower. Borrower shall indemnify, save and hold harmless Lender and its directors, officers, agents, attorneys, and employees (collectively, the "indemnitees") from and against:
(i) any and all claims, demands, actions or causes of action that are asserted against any indemnitee by any Person if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that the Person asserts or may assert against Borrower or any Affiliate of Borrower, (ii) any and all claims, demands, actions or causes of action that are asserted against any indemnitee if the claim, demand, action or cause of action directly or indirectly relates to the Revolving Credit Commitment, the Term Loan Commitment, the use of proceeds of the Revolving Credit Loans or the Term Loan or the relationship of Borrower and Lender under this Agreement or any transaction contemplated pursuant to this Agreement, (iii) any administrative or investigative proceeding by any Governmental Authority directly or indirectly related to a claim, demand, action or cause of action described in clauses (i) or (ii) above and (iv) any and all liabilities, losses, costs or expenses (including attorneys' fees and disbursements) that any indemnitee suffers or incurs as a result of any of the foregoing; provided, however, that Borrower shall have no obligation under this Section to Lender with respect to any of the foregoing arising out of the gross negligence or willful misconduct of Lender or the breach by Lender of this Agreement. Any obligation or liability of Borrower to any indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of the Obligations.

                 Section 8.17. Mortgagee's Consent. Borrower will deliver to Lender on or before November 15, 1995, a Mortgagee's Consent in form and substance satisfactory to Lender duly executed by The Kentucky Development Finance Authority relating to the existing mortgage on the Borrower's office located at 2525 Wayne Sullivan Drive, Paducah, Kentucky 42003.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

                 Borrower covenants and agrees that, so long as (i) Lender has any obligation to make any Loan hereunder or to issue any Letter of Credit hereunder, (ii) any Letter of Credit remains outstanding or (iii) any of the Borrower's Obligations remain unpaid, unless the prior written consent of Lender is obtained:


                 Section 9.01. Limitation on Indebtedness; Guaranties; Leases; Sale and Leaseback. Borrower shall not:

                 (i) incur, create, contract, waive, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any Indebtedness, except (A) Indebtedness arising out of this Agreement, (B) Indebtedness secured by the Permitted Liens, (C) current liabilities for taxes and assessments incurred in the ordinary course of business, (D) Indebtedness in respect of current accounts payable or accrued (other than for borrowed funds or purchase money obligations) and incurred in the ordinary course of business, provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms, (E) Indebtedness of Borrower as reflected on the attached Exhibit J and
(F) Indebtedness not otherwise permitted by this Section 9.01(i) in an amount not exceeding $250,000.00 in the aggregate at any time outstanding;

                 (ii) become or be liable in respect of any Guaranty except for the Guaranties in existence on the date of this Agreement and listed on Exhibit J attached hereto and any renewals or extensions thereof;

                 (iii) become or be liable to pay Rentals during any 12-month period which in the aggregate exceed $700,000.00; or

                 (iv) enter into any arrangement with any Person (including, without limitation, any insurance company, bank or trustee) pursuant to which Borrower will lease, as lessee, any property which it owned as of the date hereof and which it sold, transferred or otherwise disposed of to such other Person.

                 Section 9.02. Negative Pledge. Borrower shall not create, incur, permit or suffer to exist any Lien upon any of its property or assets, now owned or hereafter acquired, except for Permitted Liens.

                 Section 9.03. Liquidation, Mergers, Consolidations, Purchase and Dispositions of Substantial Assets. Borrower shall not dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, or sell, assign, convey, exchange, transfer, lease or otherwise dispose of all or any substantial part of its properties, rights, assets or business, whether now owned or hereafter acquired, except for sales or leases of Inventory in the ordinary course of business, or sell, assign or discount any Accounts.

                 The term "substantial part" as used herein shall mean Ten Percent (10%) or more of such property or assets of Borrower.

                 Section 9.04. Lines of Business. Borrower shall not, directly or indirectly, engage in any business other than those in which it is presently engaged, or discontinue any of its existing lines of business or substantially alter its method of doing business.

                 Section 9.05. Alteration of Material Agreements. Borrower shall not consent to or permit any alteration, amendment, modification, release, waiver or termination of any material agreement to which it is a party.

                 Section 9.06. Change in Management. Borrower shall not make any significant change in its executive management.

                 Section 9.07. Name, Fiscal Year and Accounting Method. Borrower shall not employ a trade name or assumed name, change its name or change its fiscal year or method of accounting except as required by Generally Accepted Accounting Principles; provided, however, Borrower may employ a trade name or assumed name or change its name if Borrower has given Lender thirty
(30) days prior written notice of such trade name or assumed name or such name change and taken such action as Lender deems necessary to continue the perfection of the Liens securing payment of the Obligations.

                 Section 9.08. No Amendments. Borrower shall not amend its Articles of Incorporation or its By-Laws.

                 Section 9.09. Restrictions on Dividends. Borrower shall not directly or indirectly declare or make, or incur any liability to make, any Dividend.

                 Section 9.10. Prepayments on Subordinated Indebtedness. Borrower shall not directly or indirectly make any payment of any Subordinated Indebtedness which would violate the terms of such Subordinated Indebtedness or any subordination agreement applicable to such Subordinated Indebtedness.

                 Section 9.11. Limitation on Investments. Borrower shall not make or have outstanding any Investments in any Person, except for Permitted Investments and such other "cash equivalent" investments as Lender may from time to time approve.

                 Section 9.12. Affiliate Transactions. Borrower shall not enter into any transaction with, or pay any management fees to, any Affiliate; provided, however, that Borrower may enter into transactions with Affiliates upon terms no less favorable to Borrower than would be obtainable at the time in comparable transactions by Borrower in arms length dealings with Persons other than Affiliates.

                 Section 9.13. Subsidiaries. Borrower shall not create, form or acquire any new Subsidiaries.

                 Section 9.14.  Financial Covenants.

                 (a) Minimum Current Ratio. Borrower shall not permit its ratio of Current Assets to Current Liabilities, as of any date, to be less than
1.7 to 1.0.

                 (b) Minimum Tangible Net Worth. Borrower shall not permit its Tangible Net Worth to be less than (i) $5,500,000.00 at any time during the period commencing on the date of this Agreement and ending December 30, 1995, or (ii) $6,250,000.00 at any time on or after December 31, 1995.

                 (c) Maximum Indebtedness to Tangible Net Worth. Borrower shall not permit the ratio of the Indebtedness of Borrower, determined in accordance with Generally Accepted Accounting Principles consistently applied but excluding the Indebtedness and Guaranties of Borrower listed on Exhibit J attached hereto and marked with an asterisk or a double asterisk, to Tangible Net Worth to be greater than (i) 2.75 to 1.0 at any time during the period commencing on the date of this Agreement and ending December 30, 1995, or (ii)
2.25 to 1.0 at any time on or after December 31, 1995.

                 (d) Net Cash Flow to Current Maturities of Debt. Borrower shall not permit the ratio of Net Cash Flow for any fiscal year of Borrower to the Current Maturities of Debt for the next succeeding fiscal year of Borrower to be less than 1.5 to 1.0. For the purposes of this Section, Borrower's "Net Cash Flow" shall be that shown on the annual officer's certificate delivered with respect to such fiscal year unless Lender makes an independent, good faith determination of Net Cash Flow for such fiscal year.

                 If Lender's determination of Net Cash Flow for any fiscal year end is less than Net Cash Flow as stated in the applicable officer's certificate: (i) such determination by Lender shall be, if determined in accordance with the foregoing provision and the definition of "Net Cash Flow" in this Agreement, conclusive for purposes hereof and (ii) Lender shall promptly advise Borrower of its determination.

                 (e) Maximum Consolidated Indebtedness to Consolidated Tangible Net Worth. Borrower shall not permit the ratio of the Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis and in accordance with Generally Accepted

Accounting Principles consistently applied but excluding the Indebtedness and Guaranties of Borrower listed on Exhibit J attached hereto and marked with a double asterisk, to Consolidated Tangible Net Worth to be greater than 4.5 to
1.0 as of December 31, 1995.

                 Section 9.15. Limitation on Capital Expenditures. Borrower will not make any Capital Expenditure (excluding Capital Expenditures for Inventory) if the sum of the aggregate amount of all Capital Expenditures (including the Capital Expenditure in question) made by Borrower during any fiscal year of Borrower would exceed $350,000.00.

                 Section 9.16. Calculation of Depreciation on Inventory. Borrower will not change the methods or salvage value percentages used to calculate depreciation on any of its Inventory from the methods and salvage value percentages used in the preparation of Borrower's December 31, 1994, audited financial statements.

                 Section 9.17. Limits on Guaranties. Borrower will not cause or permit (i) any of the existing Guaranties executed by Borrower with respect to Indebtedness of M&M Properties, Inc. to cover any Indebtedness incurred by M&M Properties, Inc. on or after the date of this Agreement or (ii) the aggregate outstanding principal amount of Indebtedness of Erzinger Equipment Co. to Southwest Bank of St. Louis which is guaranteed by Borrower to exceed $6,250,000.00 at any one time.

                                   ARTICLE X

                               EVENTS OF DEFAULT

                 Section 10.01. Events of Default. An "Event of Default" shall exist if any one or more of the following events (herein collectively called "Events of Default"):

                 (a) Borrower shall fail or refuse to pay when due any principal of, or interest on, any of the Notes or any of the other Obligations or shall fail to pay when due any fee, expense or other payment required hereunder;

                 (b) any representation or warranty made under this Agreement, or any of the other Loan Documents, or in any certificate or statement furnished or made to Lender pursuant hereto or in connection herewith or with the Loans or Letters of Credit hereunder, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made;

                 (c) Borrower shall fail or refuse to perform or observe any of the terms, covenants, agreements or conditions contained in Sections 2.01, 2.10, 8.01(c), 8.01(e), 8.08, 8.11, 8.12, 8.13,

8.14, 8.15 or 8.17 or Article IX herein;

                 (d) Borrower shall fail or refuse to perform or observe any of the other terms, covenants, agreements or conditions contained in this Agreement (other than those specified in Subsections 10.01(a), 10.01(b) or 10.01(c) above) or any of the other Loan Documents and any such failure or refusal shall remain unremedied for fifteen (15) days after the earlier of (i) written notice of default is given to Borrower by Lender or (ii) any officer of Borrower obtaining knowledge of such default;

                 (e) default shall occur in the payment of any material Indebtedness of Borrower or any of the Guarantors (other than the Obligations) or default shall occur in respect of any note, loan agreement or credit agreement relating to any such Indebtedness and such default shall continue for more than the period of grace, if any, specified therein; or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended;

                 (f) any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Person executing the same in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

                 (g) Borrower or any of the Guarantors shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of such Person's assets,
(ii) file a voluntary petition in bankruptcy, admit in writing that such Person is unable to pay such Person's debts as they become due or generally not pay such Person's debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Person in any bankruptcy, reorganization or insolvency proceeding or (vi) take corporate or other action for the purpose of effecting any of the foregoing;

                 (h) an involuntary petition or complaint shall be filed against Borrower or any of the Guarantors seeking bankruptcy or reorganization of such Person or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Person, or all or substantially all of such Person's assets, and such petition or complaint shall not have been dismissed within thirty (30) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Borrower or any of the Guarantors or appointing a receiver, custodian, trustee, intervenor or liquidator of such Person, or of all or substantially all of such Person's assets;

                 (i) any final judgment(s) for the payment of money shall be rendered against Borrower or any of the Guarantors and such judgment or judgments shall not be satisfied or discharged at least ten (10) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment;

                 (j) both the following events shall occur: (i) either (x) proceedings shall have been instituted to terminate, or a notice of termination shall have been filed with respect to, any Plan (other than a Multi-Employer Pension Plan as that term is defined in Section 3(37) of ERISA) by Borrower, any of the Guarantors, any member of the Controlled Group, PBGC or any representative of any thereof, or any such Plan shall be terminated, in each case under Section 4041 or 4042 of ERISA, or (y) a Reportable Event, the occurrence of which would cause the imposition of a lien under Section 4068 of ERISA, shall have occurred with respect to any Plan (other than a Multi-Employer Pension Plan as that term is defined in Section 3(37) of ERISA) and be continuing for a period of sixty (60) days; and (ii) the sum of the estimated liability to PBGC under Section 4062 of ERISA and the currently payable obligations of Borrower or any of the Guarantors to fund liabilities (in excess of amounts required to be paid to satisfy the minimum funding standard of Section 412 of the Code) under the Plan or Plans subject to such event shall exceed Ten Percent (10%) of Tangible Net Worth at such time;

                 (k) any or all of the following events shall occur with respect to any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA) to which Borrower contributes or contributed on behalf of its employees: (i) Borrower or any of the Guarantors incurs a withdrawal liability under Section 4201 of ERISA; or (ii) any such plan is "in reorganization" as that term is defined in Section 4241 of ERISA; or (iii) any such Plan is terminated under Section 4041A of ERISA and Lender determine in good faith that the aggregate liability likely to be incurred by Borrower or any of the Guarantors, as a result of all or any of the events specified in Subsections
(i), (ii) and (iii) above occurring, shall have a Material Adverse Effect;

                 (l) there shall occur any change in the condition (financial or otherwise) of Borrower or any of the Guarantors which, in the reasonable opinion of Lender, has a Material Adverse Effect;

                 (m) the death or incompetence of any of the Guarantors;

                 (n) any "Event of Default" (as defined therein) shall occur under or within the meaning of the Security Agreement;

                 (o) the Continuing Guaranty shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by any of the Guarantors, or if any of the Guarantors shall deny that he or she has any further liability or obligation thereunder or if any of the Guarantors shall fail to comply with or observe any of the terms, provisions or conditions contained in the Guaranty;

                 (p) the Life Insurance Assignment shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Michael A. Falconite, or if Michael A. Falconite shall deny that he has any further liability or obligation thereunder or if Michael A. Falconite shall fail to comply with or observe any of the terms, provisions or conditions contained in the Life Insurance Assignment; or

                 (q) Lender, in good faith, deems itself insecure.

                 Section 10.02. Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then Lender shall and may exercise any one or more of the following rights and remedies, and any other remedies provided in any of the Loan Documents, as Lender in its sole discretion, may deem necessary or appropriate: (i) terminate Lender's commitment to lend hereunder, (ii) declare the principal of, and all interest then accrued on, the Notes and all of the other Obligations hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Notes to the contrary notwithstanding, (iii) reduce any claim to judgment and/or (iv) without notice of default or demand, pursue and enforce any of Lender's rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in Sections 10.01 (g) and/or (h) shall occur, the principal of, and all interest on, the Notes and all of the other Obligations hereunder shall thereupon become due and payable concurrently therewith, and Lender's obligations to lend shall immediately terminate hereunder, without any further action by Lender and without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.

                 Section 10.03.  Performance by Lender.  Should Borrower
fail to perform any covenant, duty or agreement contained herein or in any of the Loan Documents, Lender may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender at its principal office in Paducah, Kentucky, together with interest thereon at a rate per annum equal to Two Percent (2%) over and above the Prime Rate (fluctuating as described in the definition of "Prime Rate") from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume any liability or responsibility for the performance of any duties of Borrower hereunder or under any of the Loan Documents or other control over the management and affairs of Borrower.

                                   ARTICLE XI

                                 MISCELLANEOUS

                 Section 11.01. Strict Compliance. If any action or failure to act by Borrower violates any covenant or obligation of Borrower contained herein, then such violation shall not be excused by the fact that such action or failure to act would otherwise be required or permitted by any covenant (or exception to any covenant) other than the covenant violated.

                 Section 11.02. Modification. All modifications, consents, amendments or waivers of any provision of any Loan Document, or consent to any departure by Borrower therefrom, shall be effective only if the same shall be in writing by Lender and then shall be effective only in the specific instance and for the purpose for which given.

                 Section 11.03. Accounting Terms and Reports. All accounting terms not specifically defined in this Agreement shall be construed in accordance with Generally Accepted Accounting Principles consistently applied on the basis used by Borrower in prior years. All financial reports furnished by Borrower to Lender pursuant to this Agreement shall be prepared in such form and such detail as shall be satisfactory to Lender, shall be prepared on the same basis as those prepared by Borrower in prior years and shall be the same financial reports as those furnished to Borrower's officers and directors. All financial projections furnished by Borrower to Lender pursuant to this Agreement shall be satisfactory to Lender and shall be prepared on the same basis as the financial reports furnished by Borrower to Lender.

                 Section 11.04. Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

                 Section 11.05. Payment of Expenses. Borrower agrees to pay all costs and expenses of Lender (including, without limitation, the reasonable attorneys' fees and expenses of Lender's legal counsel) incurred by Lender in connection with the preservation and enforcement of and Lender's rights under this Agreement, the Notes and/or the other Loan Documents, and all reasonable costs and expenses of Lender (including, without limitation, the reasonable fees and expenses of Lender's legal counsel) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other Loan Documents and any and all amendments, modifications and supplements thereof or thereto.

                 Section 11.06. Notices. Except for telephonic notices permitted herein, any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing and personally delivered, deposited with a nationally recognized courier for overnight delivery, or mailed by prepaid certified or registered mail to the party to whom such notice of communication is directed, to the address of such party as follows:

                          (a) Borrower:

                                  Falconite, Inc.
                                  2525 Wayne Sullivan Drive
                                  Paducah, Kentucky 42003
                                  (Attention: Michael A. Falconite); and

                          (b) Lender: at its address shown below its name on
the signature page(s) hereof with a copy to James J. Murphy, Esq., Thompson & Mitchell, One Mercantile Center, Suite 3300, St. Louis, Missouri 63101. Any notice to be mailed or personally delivered may be mailed or delivered to the principal offices of the party to whom such notice is addressed. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is mailed or personally delivered as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 11.06.

                 Section 11.07. Governing Law. This Agreement has been prepared, is being executed and delivered and is intended to be performed in the Commonwealth of Kentucky, and the substantive laws of such state and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of this Agreement and all of the other Loan Documents.

                 Section 11.08. Choice of Forum; Consent to Service of Process and Jurisdiction. Any suit, action or proceeding against Borrower with respect to this Agreement, the Notes or any judgment entered by any court in respect thereof, may be brought in the courts of the Commonwealth of Kentucky, County of McCracken, or in the United States courts located in the Commonwealth of Kentucky, as Lender in its sole discretion may elect and Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the Commonwealth of Kentucky may be brought upon the Process Agent, and Borrower hereby irrevocably appoints the Process Agent as its true and lawful attorney-in-fact in the name, place and stead of Borrower to accept such service of any and all such writs, process and summonses, and agrees that the failure of Process Agent to give any notice of such service of process to it shall not impair or affect the validity of such service or of any judgment based thereon. Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by Lender by registered or certified mail, postage prepaid, to Borrower's address set forth in Section 11.06 hereof. Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the Notes brought in the courts located in the Commonwealth of Kentucky, County of McCracken, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

                 Section 11.09. Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable under present or future laws during the term of this Agreement, such provision shall be fully severable; such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of such Loan Document; and the remaining provisions of such Loan Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from such Loan Document. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, a provision mutually agreeable to Borrower and Lender shall be added as part of such Loan Document as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In the event Borrower and Lender are unable to agree upon a provision to be added to the Loan Document within a period of ten (10) Business Days after a provision of the Loan Document is held to be illegal, invalid or unenforceable, then a provision acceptable to Lender as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable shall be added automatically to such Loan Document. In either case, the effective date of the added provision shall be the date upon which the prior provision was held to be illegal, invalid or unenforceable.

                 Section 11.10. Conflicting Provisions. All of the terms, covenants, agreements and conditions contained in this Agreement and the other Loan Documents shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such terms, covenants, agreements or conditions, the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another term, covenant, agreement or condition shall not avoid the occurrence of a Default or an Event of Default if such action is taken, such event occurs or such condition exists.

                 Section 11.11 Confidentiality. Lender agrees to hold any Confidential Information which it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure (i) to legal counsel, accountants and other professional advisors, (ii) to regulatory officials,
(iii) as required by law or legal process or in connection with any legal proceeding and (iv) to another financial institution in connection with a disposition or proposed disposition (whether by way of assignment, participation or otherwise) of any of Lender's interests hereunder or under the Notes or any of the other Loan Documents. For purposes of this Section 11.11, "Confidential Information" shall mean all documents, materials and information concerning Borrower which are furnished, made available or otherwise disclosed to Lender by or on behalf of Borrower other than information which (i) was or becomes generally available to the public other than as a result of a disclosure by Lender or its agents or representatives, (ii) was available to Lender on a nonconfidential basis prior to its disclosure by Borrower or (iii) becomes available to Lender on a nonconfidential basis from an independent source, provided that such source was not itself bound by an obligation of confidentiality owed to Borrower and known to Lender.

                 Section 11.12. Nonliability of Lender. The relationship between Borrower and Lender is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower to review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with any phase of Borrower's business, operations or condition, financial or otherwise. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or information supplied to Borrower by Lender in connection with any such matter is for the protection of Lender, and neither Borrower nor any third party is entitled to rely thereon.

                 Section 11.13. Offset. Borrower hereby grants to Lender the right of offset, to secure repayment of the Obligations, upon any and all moneys, securities or other property of Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to Lender, or any of its agents, from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower, and any and all claims of Borrower against Lender at any time existing.

                 Section 11.14. Binding Effect. The Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors, assigns and legal representatives; provided, however, that Borrower may not, without the prior written consent of Lender, assign or delegate any of its rights, powers, duties or obligations thereunder.

                 Section 11.15. Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

                 Section 11.16. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

                 Section 11.17. Survival. All representations and warranties made by Borrower herein shall survive delivery of the Notes and the making of the Loans.

                 Section 11.18. Loan Participations and Transfers. In addition to its rights to assign duties and rights hereunder pursuant to
Section 11.14 hereof, Lender shall have the right to enter into one or more participation agreements with any other creditor(s) with respect to the Notes or transfer its rights and duties hereunder and the other Loan Documents to any other creditor(s) and thereafter have no further responsibility hereunder.

                 Section 11.19. No Third Party Beneficiary. The parties do not intend the benefits of this Agreement to inure to any third party, nor shall this Agreement be construed to make or render Lender liable to any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, or for debts or claims accruing to any such persons against Borrower. Notwithstanding anything contained herein, in the Notes or in any other Loan Document, or any conduct or course of conduct by any or all of the parties hereto, before or after signing this Agreement neither this Agreement nor any other Loan Document shall be construed as creating any right, claim or cause of action against Lender or any of its officers, directors, agents or employees, in favor of any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower nor to any other person or entity other than Borrower.

                 Section 11.20. Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

                 Section 11.21. Resurrection of Borrower's Obligations. To the extent that Lender receives any payment on account of any of Borrower's Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower's Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any property or assets of Borrower and theretofore created and/or existing in favor of Lender as security for the payment of such Borrower's Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Borrower's Obligations.

                 SECTION 11.22. WAIVER OF TRIAL BY JURY. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY BORROWER MAY HAVE IN ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. BORROWER CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER OR LENDER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF THE JURY TRIAL PROVISION. BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO EXECUTE THE LOAN DOCUMENTS IN PART BY THE PROVISIONS OF THIS WAIVER.

                 IN WITNESS WHEREOF, Borrower and Lender have executed this Revolving Credit and Term Loan Agreement as of the day and year first above written.

                                BORROWER:

                                FALCONITE, INC.

                                By:    /s/ Michael A. Falconite
                                   -------------------------------------------
                                Name:  Michael A. Falconite
                                     -----------------------------------------
                                Title: President
                                      ----------------------------------------

                           LENDER:
                           ------

                           CITIZENS BANK & TRUST COMPANY
                           OF PADUCAH

                           By:   /s/ Scott A. Houston
                              ------------------------------------------------
                           Name:   Scott A. Houston
                                ----------------------------------------------
                           Title:  Vice President
                                 ---------------------------------------------

                           Address for Notice:

                           333 Broadway
                           P.O. Box 2400
                           Paducah, Kentucky 42002
                           Attn: Commercial Banking
                             Department